                                                               Exhibit 99.(d)(9)

                                  AMENDMENT ONE
                            TO SUBADVISORY AGREEMENT

Schedule A of the Subadvisory Agreement between RiverSource Investments, LLC ("RiverSource Investments") and Systematic Financial Management, L.P. ("Subadviser") dated September 29, 2006, is amended to read as follows:

     Compensation pursuant to Paragraph 4 of the Subadvisory Agreement shall be calculated in accordance with the following schedule, with respect to assets that are subject to the Subadviser's investment discretion in the following funds:

          For the combined assets of:

     - RiverSource Partners Select Value Fund, a series of RiverSource Managers Series, Inc. (agreement between the Fund and RiverSource Investments dated April 10, 2008, and

     - RiverSource Partners Variable Portfolio-Select Value Fund, a series of RiverSource Variable Series Trust (agreement between the Fund and RiverSource Investments dated April 10, 2008).

Average Daily Net Assets*    Rate
-------------------------   -----
First $50 million           50 bp
Next $200 million           35 bp
Thereafter                  30 bp

----------
* Applies to average daily net assets that are subject to the Subadviser's investment discretion.

In witness whereof, the parties have caused this Amendment to be executed by their officers designated below as of this 10th day of April, 2008.

RIVERSOURCE INVESTMENTS, LLC            SYSTEMATIC FINANCIAL MANAGEMENT, L.P.


By: /s/ Patrick T. Bannigan             By: /s/ Karen E. Hohler
    ---------------------------------       ------------------------------------
    Signature                               Signature
Name: Patrick T. Bannigan               Name: Karen E. Hohler
      Printed                                 Printed
Title: Senior Vice President-Asset      Title: Chief Operating Officer
       Management, Products and                Printed
       Marketing
       Printed


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